SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): November 8, 2006
ASHFORD HOSPITALITY TRUST, INC.
(Exact name of registrant as specified in its charter)

MARYLAND (State of Incorporation)	001-31775 (Commission File Number)	86-1062192 (I.R.S. Employer Identification Number)

14185 Dallas Parkway, Suite 1100 Dallas, Texas (Address of principal executive offices)	75254 (Zip code)
Registrant’s telephone number, including area code: (972) 490-9600
Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01. COMPLETION OF AN ACQUISITION OR DISPOSITION OF ASSETS
On November 9, 2006, Ashford Hospitality Trust, Inc. (the “Company”) completed the acquisition of the 525-room Westin O’Hare hotel in Rosemont, Illinois, for approximately $125.0 million in cash from JER O’Hare Hotel, LLC, an affiliate of JER Partners.
The Company will operate the hotel under a long-term management agreement with Starwood Hotels and Resorts Worldwide. The Company funded the acquisition from cash currently on its balance sheet and proceeds from an $80.0 million draw on its credit facility, as discussed below in Item 2.03.
On a trailing 12-month basis, the purchase price represents a cap rate of 6.7% on net operating income and a 12.5x EBITDA multiple.
ITEM 2.03 MATERIAL FINANCIAL OBLIGATION
To fund a portion of the purchase price of the hotel acquisition discussed in Item 2.01 above, on November 8, 2006, the Company completed an $80.0 million draw on its $150.0 million credit facility, due August 16, 2008, with an interest rate of LIBOR plus a range of 1.6% to 1.85% depending on the loan-to-value ratio. Considering this draw, the outstanding balance on this credit facility at November 8, 2006 was $80.0 million. The credit facility is subject to acceleration upon the occurrence of certain events of default by the borrower.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS
     (a) Financial Statements
(1)	Financial Statements of Acquired Property

All required financial statements of the acquired property will be filed by amendment to this Form 8-K no later than 71 days after the date this initial report on Form 8-K must be filed.

(2)	Pro Forma Financial Information

All required pro forma financial information of the Company, taking into account this acquisition, will be filed no later than 71 days after the date this initial report on Form 8-K must be filed.
     (b) Exhibits
          None.

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: November 13, 2006

ASHFORD HOSPITALITY TRUST, INC.
By:	/s/ DAVID A. BROOKS
David A. Brooks
Chief Legal Officer